EXHIBIT 10.1

DEFINITIVE AGREEMENT

THIS DEFINITIVE AGREEMENT made this 13th day of May, 2011 shall replace and supersede any prior Agreement by and among the parties.

BETWEEN:                      QUINTANA GOLD RESOURCES CORP. (a public Utah Corporation)
7810 Marchwood Place, Vancouver BC, Canada
(hereinafter referred to as “QGRC”)

            AND:                      ROBERT A. DOTY -and- KYUNG AE KIM, both domiciled and residing at
7101 Playa Vista Drive, Unit 305, Playa Vista, CA, USA 90094
(hereinafter collectively referred to as the “SELLERS”)

            AND:                      ENGINE CLEAN SOLUTIONS, INC. (ECSI) (a private California Corporation)
5112 Heintz Street, Baldwin Park, CA, USA 91706
(hereinafter referred to as the “COMPANY”)

WARRANTIES:

QGRC HEREWITH WARRANTS:

a)	that it is a corporation duly incorporated in the State of Utah and is in Good Standing with all legal requirements of the State.

b)
that it is duly registered with the United States Securities and Exchange Commission (US SEC), and is considered a Reporting,  Non-Trading,  registered Public Company and is in Good Standing with all requirements of the SEC.

c)
that on the Closing Date or within 30 days of the Closing Date of this Agreement, QGRC’s authorized Share Capital will be 200,000,000 Common Voting Shares, with 21,117,767 Shares issued and outstanding.

d)	that all of the issued and outstanding shares are free and clear of encumbrance and that there is no liability and/or lien registered against the shares.

e)	that all present issued and outstanding shares have been duly issued under the laws of the State of Utah and under the Rules and Regulations of the US SEC.

f)
that it is free of encumbrances and debts except as recorded on its books and as given under Addendum “C” attached whereby the Payable and Loans registered on the books as audited to December 31, 2011, will be retired and converted to the common, restricted stock of QGRC prior to the closing of this agreement, as given in Addendum “C” attached.

g)	that there are no legal actions being taken against it, neither now nor does QGRC expect any legal actions to be taken against the corporation.

h)	that it has the authority and right to execute this Agreement.

i)	that all its Director and Officers and Key Employees are duly authorized to occupy their positions.

j)
that QGRC herewith agrees to indemnify and hold the COMPANY and the SELLERS harmless from and against any loss, claims, damages and other expenses that they may suffer in connection with a breach by the QGRC of any representation, warranty, covenant or agreement contained herein.

k)	QGRC’s Corporate Structure and link to the Filings including up to date Financial Statements may be inspected at the link given under Addendum “A” as attached

SELLERS HEREWITH WARRANTS AND CONFIRMS:

1)	that Kyung Ae Kim owns and controls 777 common voting shares of the COMPANY, being 66.66% of the total issued and outstanding shares of the COMPANY.

m)	that Robert A. Doty owns and controls 388 common voting shares of the COMPANY, being 33.33% of the total issued and outstanding shares of the COMPANY.

n)	that the above share have been issued pursuant to all rules and regulations governing the COMPANY.

o)	that the above share are free and clear of encumbrance and there is no liability and/or lien registered against the shares.

p)	that the SELLERS’S have the power and authority to sell and transfer the shares to QGRC.

ECSI (also referred to as the “COMPANY”) HEREWITH WARRANTS AND CONFIRMS:

q)	that it is a private corporation, duly registered in the State of California, and is in Good Standing with all State and Federal legal requirements.

r)
that on the date given above the COMPANY had a total of 1165 common voting shares issued and outstanding, as given in paragraph l) and m) above and furthermore the COMPANY warrants and confirms that it shall not issue any additional shares what so ever prior to the date of closing of this agreement.

s)	that it owns and controls 100% of the “ASSET” as given in detail under Addendum “B” attached.

t)	that it has the authority and legal right to operate its corporation as given under Addendum “B” attached.

u)	that it is free of encumbrances except as recorded on the books of the COMPANY and/or as given under addendum “B” attached.

v)	that it, with the assistance of QGRC, desires to expand its business in North America and the rest of the World.

w)	that there are no legal actions being taken against the COMPANY or its “ASSET“ now nor does ECSI expect any legal actions to be taken against the COMPANY or its “ASSET”.

x)
that the COMPANY and the SELLERS herewith agree to indemnify and hold QGRC and its present shareholders harmless from and against any loss, claims, damages and other expenses that QGRC may suffer in connection with a breach by the COMPANY and/or the SELLERS of any representation, warranty, covenant or agreement contained herein.

y)	that all its Director and Officers and Key Employees are duly authorized to occupy their positions.

z)	That it has the authority and right to execute this agreement.

GENERAL TERMS:

aa)	the COMPANY shall mean all of its Assets including but not limited to the “ASSET”
Rights and Obligations and Intellectual Property as given under Addendum “B” attached.

bb)	the SHARES shall mean all of the issued and outstanding shares of the COMPANY.

WHEREAS QGRC desires to acquire One Hundred Percent (100%) of the Issued and Outstanding Shares of the COMPANY and the SELLERS desires to sell One Hundred Percent (100%) of the COMPANY’s Issued and Outstanding Shares on the term and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, QGRC and the SELLERS and the COMPANY agree as follows:

1.	QGRC agrees to purchase and the SELLERS agree to sell One Hundred Percent of the SHARES of the COMPANY whereby the COMPANY shall become a wholly owned subsidiary of QGRC.

2.	QGRC agrees to pay $1,750,000 U.S. in total consideration for the acquisition of the COMPANY, with the remuneration being paid as follows:

a)
QGRC shall issue at total of Two Million Five Hundred Thousand (2,500,000) shares of its Common Voting Shares, restricted under Rule 144 of the SEC and provided that these shares shall be restricted from any trading for a period of twelve (12) months from date of issuance and furthermore the shares shall be issued pursuant to the direction of the SELLERS, provided however that these shares shall be part of already issued and outstanding restricted shares of QGRC; Therefore, QGRC shall retire an equal number of its issued and outstanding restricted shares and in its place re-issue the above given number of shares pursuant to the directions given by the SELLERS;

b)	The shares at the time of closing shall have a minimum fair market value of $0.50 per Share, unless otherwise recommended by QGRC’s auditors;

c)	The Shares outstanding at the closing date will represent 11.84% of the total authorized share capital of QRGC;

d)	QGRC shall raise and pay to the SELLERS a total of Five Hundred Thousand ($500,000) through a private placement or other means as follows:
(i)
$300,000 to the SELLERS Fourty Five (45) days after the First Day of Trading on the OTC-QB/BB, at which time the SELLERS will cause to be cancelled and otherwise terminated and/or paid out and discharged certain COMPANY notes payable to the related party in the amount of $ 279,163, to International Road Technologies, Inc. in the amount of $ 8,500 and to Dan Moylan in the amount of $ 6,500 plus accrued interest, as recorded on the balance sheet of the COMPANY and referenced under not 6;

(ii)	$100,000 to the SELLERS Six (6) Months after the First Day of Trading on the OTC-QB/BB; and

(iii)	$100,000 to the SELLERS Twelve (12) Months after the First Day of Trading on the OTC-QB/BB

e)
In addition to the above commitment, the SELLERS shall hold a promissory note from QRGC in the aggregate amount of $500,000 (the “Promissory Note”), representing the payments due to the SELLERS, as attached hereto as Appendix “D”.

f)	Notwithstanding the commitment given in d) above, QGRC shall in its best efforts seek to raise the total $500,000 amount given in d) above by the closing date.

g
The shares given in a) above shall at no time be hypothecated nor shall they be used in any other way as collateral for any reason whatsoever, unless otherwise authorized by a Board of Directors resolution of QGRC duly proposed and passed.

3.	QGRC shall do and execute all such acts as are deemed necessary under the laws of the State of Utah and as required under the Rules and Regulations of the US SEC to fully execute this Agreement.

4.	QGRC shall at time of filing for trading on the OTC-QB (BB) file for a name change to: Clean Transportation Group, Inc.

5.	QGRC shall be liable for all costs pertaining to maintaining its company in Good Standing with all applicable laws and rules and regulations.

6.	QGRC shall at its best effort submit to FINRA the required Filing Documents for approval and trading on the OTC-QB (BB) in a timely fashion.

7.
QGRC shall not at any time interfere with the Management and Operation of the COMPANY, its subsidiary, provided however that such Management and Operation of the COMPANY shall at all times be within its Industry’s Standards and subject to the Laws of Canada and the USA and any other country of operation and furthermore that such Management and Operation shall not be to the detriment of QGRC and the COMPANY.

8.	The COMPANY shall do all such acts as are deemed necessary under the laws of the State of California and as required under the Rules and Regulations of the US SEC to fully excecute this agreement.

9.
The COMPANY shall provide the necessary documentations, including but not limited to: Directors, Officers and Key Employees of the COMPANY; Audited Financial Statements, and all other such documentation as may be required by the US Securities and Exchange Commission within its filing requirements.

10.
The COMPANY shall continue to manage and operate all aspects of its business in the ordinary course in a manner consistent with existing business practices and as are standard in its industry and the COMPANY shall at all times provide QGRC timely information on all material changes of the COMPANY and/or as required by the rules and regulations of the US SEC.

11.
Notwithstanding 10 above, QGRC shall work closely with the COMPANY in planning and executing business development and financial management initiatives to improve the COMPANY’s business and financial performance.

12.	Within Thirty (30) Days of the Closing Date, the COMPANY will prepare and complete a business plan and projected cash flow, to be approved by QGRC’s Board of Directors.

13.	The COMPANY shall be liable for all costs pertaining to maintaining its company in Good Standing and pertaining to its assets.

14.	The COMPANY shall have no material indebtedness as of the ‘Closing Date’, other than as given under Addendum “C” attached.

15.	As of the Closing Date the President and CEO of the COMPANY shall be Robert A Doty, as set out in the Employment Agreement attached hereto as Addendum “E”

16.	On or before the Closing Date, QGRC shall appoint, in its sole discretion, the services of a qualified Chief Financial Officer to oversee financial and reporting management of QGRC and the COMPANY.

17.
On or before the Closing Date, the current Directors and Officers of QGRC will resign and be replaced by new Directors and Officers, and appointed by QGRC’s Board of Directors, in their sole discretion.

18.	The SELLERS shall select one Director to join the Board of Directors of QGRC, which appointee shall be appointed by QGRC to its Board of Directors upon closing of this Agreement.

19.	The present Management of the COMPANY shall remain on the Board of the COMPANY and shall continue to manage the COMPANY in the best interest of the COMPANY and QGRC.

20.	The Closing date shall be on March 30, 2011, which shall be the date from which on forward all business transactions by the COMPANY shall be done as the Subsidiary of QGRC.

21.
Communications between the parties to this agreement shall be done via email, whereby such email documents shall be deemed legal and binding if and when confirmed by both parties whereby hardcopies of any document shall be provided if an when requested by the parties to this agreement:

QGRC email to: quintanagold@shaw.ca

COMPANY email to: joedoty@engineclean.com

Hardcopy to:

QGRC: 341 West 3rd Street, # 309, North Vancouver BC. Canada V7M 1G3

COMPANY: 5112 Heintz Street, Baldwin Park, CA, USA 91706

22.
 If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be continued and enforced as if such illegal, invalid or unenforceable provision were never a part hereof and in lieu of such provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to make such provision legal, valid and enforceable.

23.
This agreement is being executed without the benefit of legal counsel, provided however, the parties to this agreement may at their cost submit this agreement to legal counsel for revision to give it proper and legal effect, provided however, the content and spirit of the agreement shall be not be changed and provided that such revision shall be done on or before 60 days from date of this agreement.

24.	Each party to this Agreement agrees to do all such other actions and execute such other documents deemed necessary to give full effect to this agreement.

25.	This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

26.	This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah with place of Jurisdiction being Salt Lake, Utah.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

QUINATANA GOLD RESOURCES CORP.
Per.

_____________________________________
Delbert G. Blewett, President  & CEO

SELLERS

_____________________________________                                                                           _____________________________________
Kyung Ae Kim                                                                                           Robert A. Doty

ENGINE CLEAN SOLUTIONS, INC.
Per.

_____________________________________
Dr. Joe Doty,
President & CEO